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                                                                    Exhibit 23.2

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement filed under Rule 462(b) for the registration of 345,000 shares of 9.75 % Series B Cumulative Redeemable Preferred Stock, of our report dated February 11, 2003, except for note 12 as to which the date is February 28, 2003 and to the reference to our firm under the caption "Experts" both of which are included in Amendment No. 2 to the Registration Statement (Form S-11 No. 333-103598) and related prospectus of Newcastle Investment Corp. for the registration of 2,200,000 shares of __% Series B Cumulative Redeemable Preferred Stock.

                                                        /s/ Ernst & Young LLP



New York, New York
March 13, 2003